Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the trust and of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected with all funds of the trust voting together as a single class, as follows:

	     Votes	Votes
	for	withheld
Jameson A. Baxter	351,082,065	15,622,118
Charles B. Curtis	351,042,753	15,661,430
Myra R. Drucker	351,151,144	15,553,039
Charles E. Haldeman, Jr.	350,979,606	15,724,577
John A. Hill	351,040,950	15,663,233
Ronald J. Jackson	351,254,461	15,449,722
Paul L. Joskow	351,030,830	15,673,353
Elizabeth T. Kennan	350,906,062	15,798,121
John H. Mullin, III	350,923,813	15,780,370
Robert E. Patterson	351,083,286	15,620,897
George Putnam, III	350,862,830	15,841,353
A.J.C. Smith *	350,695,153	16,009,030
W. Thomas Stephens	351,105,688	15,598,495
Richard B. Worley	351,249,835	15,454,348

* Mr. Smith resigned from the Board of Trustees on January 14,
2005.


January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	     Votes	Votes		Abstentions
					for		against

				26,605,804	2,958,143		9,270,368

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
				for		against

			26,744,855		2,814,528		9,274,932

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	     Votes	Votes		Abstentions
	for	against

	28,182,840	1,444,395		9,207,079

A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted securities loans are not prohibited was approved as follows:


	     Votes	Votes		Abstentions
				for		against

				27,417,649	1,936,754		9,479,912

A proposal to amend the trusts Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated with all funds of the trust voting together as a single class, as follows:

	Votes	Votes		Abstentions
	for	against

				257,778,273	18,341,560		97,931,583



All tabulations are rounded to the nearest whole number.